Exhibit 23.1

PricewaterhouseCoopers
ABN 52 780 433 757

Darling Park Tower 2
201 Sussex Street
GPO BOX 2650
SYDNEY NSW 1171
DX 77 Sydney
Australia
www.pwc.com/au
Telephone +61 2 8266 0000
Facsimile +61 2 8266 9999

February 25, 2005

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File no: 109123) of CanWest Media Inc. and the additional registrants identified therein our report dated October 13, 2004, relating to the consolidated financial statements of The Ten Group Pty Limited as of and for the years ended August 31, 2004 and 2003 which appears in the Annual Report for the year ended August 31, 2004 on Form 20-F of CanWest Media Inc. We also consent to the reference to us under the heading “Independent Accountants” in the Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Sydney, Australia

Liability is limited by the Accountant’s Scheme under the Professional Standards Act 1994 (NSW)